As filed with the Securities and Exchange Commission on May 31, 2023
Registration No. 333-189069

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
EASTGROUP PROPERTIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	13-2711135
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

400 W. Parkway Place, Suite 100
Ridgeland, Mississippi 39157
(Address of Principal Executive Offices) (Zip Code)

EastGroup Properties, Inc. 2013 Equity Incentive Plan
(Full Title of the Plan)

Marshall A. Loeb
EastGroup Properties, Inc.
400 W. Parkway Place, Suite 100
Ridgeland, Mississippi 39517
(Name and Address of Agent For Service)

(601) 354-3555
(Telephone number, including area code, of Agent For Service)

Copies to:
Ettore Santucci, Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

EastGroup Properties, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 4, 2013 (Registration Statement No. 333-189069 and referred to herein as the “Prior Registration Statement”) with respect to the Company’s shares of common stock, $0.0001 par value per share (the “Common Stock”), thereby registered for offer or sale pursuant to the EastGroup Properties, Inc. 2013 Equity Incentive Plan (the “2013 Plan”). The Prior Registration Statement initially registered 2,000,000 shares of Common Stock with respect to the 2013 Plan.

The Company has since adopted a subsequent equity incentive plan, the EastGroup Properties, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), which replaced the 2013 Plan as of May 25, 2023, the date the Company’s shareholders approved the 2023 Plan. No future awards will be made under the 2013 Plan. This Post-Effective Amendment is being filed solely to deregister the shares of Common Stock registered under the Prior Registration Statement that remained available for awards under the 2013 Plan as of May 25, 2023. Such shares of Common Stock are hereby deregistered under the Prior Registration Statement. Except to the extent specified above, the Registration Statement is not amended or otherwise affected by this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Ridgeland, State of Mississippi, on this 31st day of May, 2023.

EASTGROUP PROPERTIES, INC.

By:	/s/ Marshall A. Loeb
Marshall A. Loeb
Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities set forth below and on the dates indicated:

Signature	Title	Date

/s/ Marshall A. Loeb	Chief Executive Officer, President and Director	May 31, 2023
Marshall A. Loeb	(principal executive officer)

/s/ Brent W. Wood	Executive Vice President, Chief Financial Officer and	May 31, 2023
Brent W. Wood	Treasurer (principal financial officer)

/s/ Staci H. Tyler	Senior Vice President, Chief Accounting Officer and	May 31, 2023
Staci H. Tyler	Secretary (principal accounting officer)

/s/ D. Pike Aloian	Director	May 31, 2023
D. Pike Aloian

/s/ H. Eric Bolton, Jr.	Director	May 31, 2023
H. Eric Bolton, Jr.

/s/ Donald F. Colleran	Director	May 31, 2023
Donald F. Colleran

/s/ David M. Fields	Director	May 31, 2023
David M. Fields

/s/ Mary Elizabeth McCormick	Director	May 31, 2023
Mary Elizabeth McCormick

/s/ Katherine M. Sandstrom	Director	May 31, 2023
Katherine M. Sandstrom